CANADA GOOSE HOLDINGS INC.
OMNIBUS INCENTIVE PLAN

March 13, 2017

CANADA GOOSE HOLDINGS INC.
OMNIBUS INCENTIVE PLAN
Canada Goose Holdings Inc. (the “Corporation”) hereby establishes an omnibus incentive plan for certain qualified directors, executive officers, employees or consultants of the Corporation or any of its Subsidiaries.
ARTICLE 1
INTERPRETATION
Section 1.1    Definitions.
Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:
“Account” means an account maintained for each Participant on the books of the Corporation which will be credited with Awards in accordance with the terms of this Plan;
“Affiliates” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions;
“Associate”, where used to indicate a relationship with a Participant, means (i) any domestic partner of that Participant and (ii) the spouse of that Participant and that Participant’s children, as well as that Participant’s relatives and that Participant’s spouse’s relatives, if they share that Participant’s residence;
“Award” means any of an Option, a SAR, an Unvested Share or an RSU granted to a Participant pursuant to the terms of the Plan;
“Black-Out Period” means a period of time when pursuant to any policies of the Corporation (including the Corporation’s insider trading policy), any securities of the Corporation may not be traded by certain Persons designated by the Corporation;
“Board” has the meaning ascribed thereto in Section 2.2(1) hereof;
“Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in Toronto, Ontario and New York, New York, for the transaction of banking business;
“Cash Equivalent” means the amount of money equal to the Market Value multiplied by the number of vested RSUs in the Participant’s Account, net of any applicable taxes in accordance with Section 10.2, on the RSU Settlement Date;
“Cause” has the meaning ascribed thereto in Section 7.2(1) hereof;
“Change of Control” means, unless the Board determines otherwise, the happening, in a single transaction or in a series of related transactions, of any of the following events:

(i)
any transaction (other than a transaction described in clause (ii) below) pursuant to which any Person or group of Persons acting jointly or in concert acquires the direct or indirect beneficial ownership of securities of the Corporation representing 50% or more of the aggregate voting power of all of the Corporation’s then issued and outstanding securities entitled to vote in the election of directors of the Corporation, other than any such acquisition that occurs (A) upon the exercise or settlement of options or other securities granted by the Corporation under any of the Corporation’s equity incentive plans; or (B) as a result of the conversion of the Multiple Voting Shares in the capital of the Corporation into Shares;

(ii)
there is consummated an arrangement, amalgamation, merger, consolidation or similar transaction involving (directly or indirectly) the Corporation and, immediately after the consummation of such arrangement, amalgamation, merger, consolidation or similar transaction, the shareholders of the Corporation immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving or resulting entity in such amalgamation, merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving or resulting entity in such arrangement, amalgamation merger, consolidation or similar transaction, in each case in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Corporation immediately prior to such transaction;

(iii)
the sale, lease, exchange, license or other disposition of all or substantially all of the Corporation’s assets to a Person other than a Person that was an Affiliate of the Corporation at the time of such sale, lease, exchange, license or other disposition, other than a sale, lease, exchange, license or other disposition to an entity, more than 50% of the combined voting power of the voting securities of which are beneficially owned by shareholders of the Corporation in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Corporation immediately prior to such sale, lease, exchange, license or other disposition;

(iv)
the passing of a resolution by the Board or shareholders of the Corporation to substantially liquidate the assets of the Corporation or wind up the Corporation’s business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Corporation in circumstances where the business of the Corporation is continued and the shareholdings remain substantially the same following the re-arrangement); or

(v)
individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board;

provided, however, that any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a Change of Control of the Corporation or other similar event, to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such Change of Control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations;
“Code” means the United States Internal Revenue Code of 1986, as amended;
“Corporation” means Canada Goose Holdings Inc., a corporation existing under the Business Corporations Act (British Columbia), as amended from time to time;
“Delay Period” has the meaning ascribed thereto in Section 8.4(3) hereof;
“Dividend Equivalent” means a cash credit equivalent in value to a dividend paid on a Share credited to a Participant’s Account;
“Eligibility Date” the effective date on which a Participant becomes eligible to receive long-term disability benefits (provided that, for greater certainty, such effective date shall be confirmed in writing to the Corporation by the insurance company providing such long-term disability benefits);
“Eligible Participants” means any director, executive officer, employee or consultant of the Corporation or any of its Subsidiaries;
“Employment Agreement” means, with respect to any Participant, any written employment agreement between the Corporation or a Subsidiary and such Participant;
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;
“Exercise Notice” means a notice in writing signed by a Participant and stating the Participant’s intention to exercise a particular Award, if applicable;
“Grant Agreement” means an agreement evidencing the grant to a Participant of an Award, including an Unvested Share Agreement, an Option Agreement, a SAR Agreement, an RSU Agreement or an Employment Agreement;
“Incentive Stock Option” means, in the case of a Participant who is a U.S. Resident, any Option granted under and in accordance with the terms of Section 8.3 hereof, that meets the requirements of Section 422 of the Code or any successor provision thereto and is designated by the Board in the applicable Grant Agreement as an Incentive Stock Option;
“Insider” means a “reporting insider” as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions and includes Associates and affiliates (as such term is defined in Part 1 of the TSX Company Manual) of such “reporting insider”;
“Legacy Option Plan” means the Canada Goose Holdings Inc. Amended and Restated Stock Option Plan dated March 13, 2017, including any amendments or supplements thereto made after the effective date thereof;

“Market Value” means at any date when the Market Value of Shares is to be determined, (i) if the Shares are listed on the TSX, the VWAP on the TSX for the five (5) trading days immediately preceding such date; (ii) if the Shares are not listed on the TSX, then as calculated in paragraph (i) by reference to the price on any other stock exchange on which the Shares are listed (if more than one, then using the exchange on which a majority of Shares are listed); or (iii) if the Shares are not listed on any stock exchange, the value as is determined solely by the Board, acting reasonably and in good faith and, in the case of a Participant who is a U.S. Resident, in accordance with Section 409A, and such determination shall be conclusive and binding on all Persons;
“Multiple Voting Shares” means the multiple voting shares in the capital of the Corporation;
“Nonstatutory Stock Option” means, in the case of a Participant who is a U.S. Resident, any Option which is not an Incentive Stock Option;
“NYSE” means the New York Stock Exchange;
“Option” means an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, but subject to the provisions hereof;
“Option Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of Options and the terms and conditions thereof, a form of which is attached hereto as Exhibit A;
“Option Price” has the meaning ascribed thereto in Section 4.2 hereof;
“Option Term” has the meaning ascribed thereto in Section 4.4 hereof;
“Participants” means Eligible Participants that are granted Awards under the Plan;
“Performance Based Exception” means, in the case of a Participant who is a U.S. Resident, the performance-based exception from the tax deductibility limitations of Section 162(m)(4)(C) of the Code (including, to the extent applicable, the special provision for options thereunder);
“Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162 (m), a Performance Criterion will mean an objectively determinable measure or objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; net sales; sales by location or store type; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, and/or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; operating efficiencies; operating income; net income; share price; shareholder return; sales of particular products or services; customer acquisition or retention; buyer contribution; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Board may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria;
“Performance Period” means the period determined by the Board at the time any Award is granted or at any time thereafter during which any Performance Criteria and any other vesting conditions specified by the Board with respect to such Award are to be measured;
“Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a Person shall have a similarly extended meaning;
“Plan” means this Canada Goose Holdings Inc. Omnibus Incentive Plan, including any amendments or supplements hereto made after the effective date hereof;
“Restriction Period” means the period determined by the Board pursuant to Section 5.3 hereof;

“RSU” means a right awarded to a Participant to receive a payment in the form of Shares, cash equivalent or a combination thereof as provided in Article 5 hereof and subject to the terms and conditions of this Plan;
“RSU Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of RSUs and the terms and conditions thereof;
“RSU Settlement Date” has the meaning determined in Section 5.5(1);
“RSU Vesting Determination Date” has the meaning described thereto in Section 5.4 hereof;
“SAR” means a right to receive a payment, in cash or in Shares, equal to the appreciation in the Corporation’s Shares over a specified period, as set forth in the respective SAR Agreement;
“SAR Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of SARs and the terms and conditions thereof;
“SAR Price” has the meaning ascribed thereto in Section 6.2 hereof;
“SAR Term” has the meaning ascribed thereto in Section 6.4 hereof;
“Section 409A” means Section 409A of the Code and the Treasury Regulations promulgated thereunder; “Section 162(m)” means Section 162(m) of the Code and the Treasury Regulations promulgated thereunder;
“Shares” means the subordinate voting shares in the share capital of the Corporation;
“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to one or more full-time employees, directors, officers, Insiders, or consultants of the Corporation or a Subsidiary including a share purchase from treasury by a full-time employee, director, officer, Insider, or consultant which is financially assisted by the Corporation or a Subsidiary by way of a loan, guarantee or otherwise;
“Stock Exchange” means the TSX or the NYSE or, if the Shares are not listed or posted for trading on any of such stock exchanges at a particular date, any other stock exchange on which the maj ority of the trading volume and value of the Shares are listed or posted for trading;
“Subsidiary” means a corporation, company or partnership that is controlled, directly or indirectly, by the Corporation;
“Tax Act” means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time;
“Termination Date” means (i) in the event of a Participant’s resignation, the date on which such Participant ceases to be a director, executive officer, employee or consultant of the Corporation or one of its Subsidiaries and (ii) in the event of the termination of the Participant’s employment, or position as director, executive or officer of the Corporation or a Subsidiary, or consultant providing ongoing services to the Corporation and its Subsidiaries, the effective date of the termination as specified in the notice of termination provided to the Participant by the Corporation or the Subsidiary, as the case may be;
“Treasury Regulations” means the tax regulations promulgated by the United States Internal Revenue Service under the Code; “TSX” means the Toronto Stock Exchange;
“U.S. Resident” means any individual who is treated as a resident of the United States for United States federal tax purposes;
“Unvested Share” means a Share granted to a Participant with such restrictions and vesting conditions upon such Shares as may be determined by the Board at the time of the grant and granted in accordance with Article 3 hereof;
“Unvested Share Agreement” means a written agreement between the Corporation or a Subsidiary and a Participant evidencing the grant of Unvested Shares and the terms and conditions thereof;
“Vested Awards” has the meaning described thereto in Section 7.2(5) hereof; and
“VWAP” means the volume weighted average trading price of the Shares, calculated by dividing the total value by the total volume of Shares traded for the relevant period.

Section 1.2    Interpretation.

(1)
Whenever the Board is to exercise discretion or authority in the administration of the terms and conditions of this Plan, the term “discretion” or “authority” means the sole and absolute discretion of the Board.

(2)
The provision of a table of contents, the division of this Plan into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect the interpretation of this Plan.

(3)	In this Plan, words importing the singular shall include the plural, and vice versa and words importing any gender include any other gender.

(4)
The words “including”, “includes” and “include” and any derivatives of such words mean “including (or includes or include) without limitation”. As used herein, the expressions “Article”, “Section” and other subdivision followed by a number, mean and refer to the specified Article, Section or other subdivision of this Plan, respectively.

(5)	Unless otherwise specified in the Participant’s Grant Agreement, all references to money amounts are to Canadian currency.

(6)	For purposes of this Plan, the legal representatives of a Participant shall only include the administrator, the executor or the liquidator of the Participant’s estate or will.

(7)
If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Plan, then the first day of the period is not counted, but the day of its expiry is counted.

ARTICLE 2
PURPOSE AND ADMINISTRATION OF THE PLAN; GRANTING OF AWARDS
Section 2.1    Purpose of the Plan.
The purpose of the Plan is to permit the Corporation to grant Awards to Eligible Participants, subject to certain conditions as hereinafter set forth, for the following purposes:

(a)
to increase the interest in the Corporation’s welfare of those Eligible Participants, who share responsibility for the management, growth and protection of the business of the Corporation or a Subsidiary;

(b)
to provide an incentive to such Eligible Participants to continue their services for the Corporation or a Subsidiary and to encourage such Eligible Participants whose skills, performance and loyalty to the objectives and interests of the Corporation or a Subsidiary are necessary or essential to its success, image, reputation or activities;

(c)	to reward Participants for their performance of services while working for the Corporation or a Subsidiary; and

(d)	to provide a means through which the Corporation or a Subsidiary may attract and retain able Persons to enter its employment or service.

Section 2.2    Implementation and Administration of the Plan.

(1)
The Plan shall be administered and interpreted by the board of directors of the Corporation (the “Board”) or, if the Board by resolution so decides, by a committee or plan administrator appointed by the Board. If such committee or plan administrator is appointed for this purpose, all references to the “Board” herein will be deemed references to such committee or plan administrator. Nothing contained herein shall prevent the Board from adopting other or additional Share Compensation Arrangements or other compensation arrangements, subject to any required approval.

(2)
Subject to Article 9 hereof and any applicable rules of a Stock Exchange, the Board may, from time to time, as it may deem expedient, adopt, amend and rescind rules and regulations or vary the terms of this Plan and/or any Award hereunder for carrying out the provisions and purposes of the Plan and/or to address tax or other requirements of any applicable non-Canadian jurisdiction.

(3)
Subject to the provisions herein, the Board is authorized, in its sole discretion, to make such determinations under, and such interpretations of, and take such steps and actions in connection with, the proper administration and operations of the Plan as it may deem necessary or advisable. The Board may delegate to officers or managers of the Corporation, or committees thereof, the authority, subject to such terms as the Board shall determine, to perform such functions, in whole or in part, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Corporation and will not cause Awards intended to qualify as “qualified performance-based compensation” under Section 162(m) to fail to so qualify. Any such delegation by the Board may be revoked at any time at the Board’s sole discretion. The interpretation, administration, construction and application of the Plan and any provisions hereof made by the Board, or by any officer, manager, committee or any other Person to which the Board delegated authority to perform such functions, shall be final and binding on the Corporation, its Subsidiaries and all Eligible Participants.

(4)
No member of the Board or any Person acting pursuant to authority delegated by the Board hereunder shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder. Members of the Board or and any person acting at the direction or on behalf of the Board, shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination.

(5)
The Plan shall not in any way fetter, limit, obligate, restrict or constraint the Board with regard to the allotment or issuance of any Shares or any other securities, including Multiple Voting Shares, in the capital of the Corporation. For greater clarity, the Corporation shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, repurchasing Shares or Multiple Voting Shares, or varying or amending its share capital or corporate structure.

Section 2.3    Participation in this Plan.

(1)
The Corporation makes no representation or warranty as to the future market value of the Shares or with respect to any income tax matters affecting any Participant resulting from the grant of an Award or the exercise of an Option or a SAR or transactions in the Shares. With respect to any fluctuations in the market price of the Shares, neither the Corporation, nor any of its directors, officers, employees, shareholders or agents shall be liable for anything done or omitted to be done by such Person or any other Person with respect to the price, time, quantity or other conditions and circumstances of the issuance of Shares hereunder, or in any other manner related to the Plan. For greater certainty, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no additional Awards will be granted to such Participant to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Corporation and its Subsidiaries do not assume responsibility for the income or other tax consequences resulting to any Participant and each Participant is advised to consult with his or her own tax advisors.

(2)
Participants (and their legal representatives) shall have no legal or equitable right, claim, or interest in any specific property or asset of the Corporation or any of its Subsidiaries. No asset of the Corporation or any of its Subsidiaries shall be held in any way as collateral security for the fulfillment of the obligations of the Corporation or any of its Subsidiaries under this Plan. Unless otherwise determined by the Board, this Plan shall be unfunded. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under this Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation.

(3)	Unless otherwise determined by the Board, the Corporation shall not offer financial assistance to any Participant in regards to the exercise of any Award granted under this Plan.

Section 2.4    Shares Subject to the Plan.

(1)	Subject to adjustment pursuant to Article 9 hereof, the securities that may be acquired by Participants under this Plan shall consist of authorized but unissued Shares.

(2)
The maximum number of Shares reserved for issuance, in the aggregate, under this Plan shall be equal to 4,600,340 Shares, plus any Shares underlying Options granted under the Legacy Option Plan that, after the effective date of the Plan, expire or are forfeited. No Award that can be settled in Shares issued from treasury may be granted if such grant would have the effect of causing the total number of Shares subject to such Award to exceed the above-noted total numbers of Shares reserved for issuance pursuant to the settlement of Awards. For greater certainty, Section 2.4 shall not limit the Corporation’s ability to issue Awards that are payable other than in Shares issued from treasury.

(3)
The Corporation shall, at all times during the term of this Plan, ensure that the number of Shares it is authorized to issue is sufficient to satisfy the requirement of this Plan and the Legacy Option Plan; provided that awards will no longer be granted under the Legacy Option Plan.

(4)
If the Corporation issues Shares from treasury, such Shares will be issued in consideration for the past services of the Participant to the Corporation and the entitlement of the Participant under this Plan shall be satisfied in full by such issuance of Shares. The Board may cause Shares used to satisfy for the settlement of RSUs granted under the Plan to be purchased instead on the open market.

(5)
If an outstanding Award (or portion thereof) expires or is forfeited, surrendered, cancelled or otherwise terminated for any reason without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture are forfeited, the Shares covered by such Award, if any, will again be available for issuance under the Plan. Shares will not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash, but Shares purchased on the open market will be deemed to have been issued pursuant to the Plan for the purpose of the Share reserve set forth in Section 2.4(2).

Section 2.5    Limits with Respect to Insiders and Individual Limits.

(1)
The maximum number of Shares issuable to Eligible Participants who are Insiders, at any time, under this Plan, the Legacy Option Plan and any other proposed or established Share Compensation Arrangement, shall not exceed ten percent (10%) of the Shares and Multiple Voting Shares issued and outstanding from time to time (calculated on a non-diluted basis).

(2)
The maximum number of Shares issued to Eligible Participants who are Insiders, within any one year period, under this Plan, the Legacy Option Plan and any other proposed or established Share Compensation Arrangement, shall not exceed ten percent (10%) of the Shares and Multiple Voting Shares issued and outstanding from time to time (calculated on a non-diluted basis).

(3)
Any Award granted pursuant to the Plan, or securities issued under the Legacy Option Plan and any other Share Compensation Arrangement, prior to a Participant becoming an Insider, shall be excluded from the purposes of the limits set out in Section 2.5 (1) and Section 2.5(2).

(4)	The following additional limits apply to Awards of the specified type granted, or in the case of cash Awards, payable to any Participant in any one fiscal year:
(a)Options: 200,000 Shares;
(b)SARs: 200,000 Shares;
(c)Awards other than Options, SARs or cash Awards: 200,000 Shares;
(d)Cash Awards with a Performance Period of up to one year: $500,000; and
(e)Cash Awards with a Performance Period of longer than one year: $1,000,000; and
in applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same fiscal year are aggregated and made subject to one limit; (ii) the limits applicable to Options and SARs refer to the number of Shares underlying those Awards; (iii) the Share limit under clause (c) refers to the maximum number of Shares that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (c) assuming a maximum payout; (iv) Awards other than cash Awards that are settled in cash count against the applicable Share limit under clause (a), (b) or (c) and not against the dollar limit under clauses (d) or (e); and (v) the dollar limit under clauses (c) and (e) refers to the maximum dollar amount payable under a cash Award assuming a maximum payout. If an Award denominated in Shares is cancelled, to the extent such Award was either (a) an Option or SAR, or (b) was otherwise intended to satisfy the Performance Based Exception, the Shares subject to the cancelled Award continue to count against the maximum number of Shares which may be granted to a Participant who is a U.S. Resident in any fiscal year. All Shares specified in this Section 2.5(4) shall be adjusted to the extent necessary to reflect adjustments to Shares required by Article 9.

(5)
The Board may establish compensation for non-employee directors from time to time, subject to the limitations in the Plan. The Board will from time to time determine the terms, conditions and amounts of all such non-employee director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the maximum aggregate grant date fair value, as determined in accordance with IFRS 2, of Awards granted to any non-employee director for service as a director pursuant to the Plan during any fiscal year, together with any other fees or compensation paid to such director outside of the Plan for services as a director may not exceed $500,000 (or, in the fiscal year of any director’s initial service, $750,000).

Section 2.6    Granting of Awards.

(1)
Any Award granted under the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares subject to such Award, if applicable, upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant of such Awards or exercise of any Option or SAR or the issuance or purchase of Shares thereunder, if applicable, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

(2)
The Corporation may require, as a condition to the exercise of an Award or the delivery of Shares under an Award, such representations or agreements as counsel for the Corporation may consider appropriate to avoid violation of the U.S. Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Shares required to be issued to Participants under the Plan will be evidenced in such manner as the Board may deem appropriate, including book-entry registration or delivery of share certificates. In the event that the Board determines that share certificates will be issued to Participants under the Plan, the Board may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Corporation may hold the share certificates pending lapse of the applicable restrictions.

ARTICLE 3
UNVESTED SHARES
Section 3.1    Nature of Unvested Shares.
An Unvested Share is a Share with such restrictions and vesting and other conditions placed upon the Share as the Board may determine at the time of grant.

Section 3.2    Unvested Share Awards.
Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Unvested Shares under the Plan, (ii) fix the number of Unvested Shares, if any, to be granted to each Eligible Participant and the date or dates on which such Unvested Shares shall be granted, and (iii) determine the restrictions and vesting and other conditions applicable to such Unvested Shares (including, a restriction on or prohibition against the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Board determines, the whole subject to the terms and conditions prescribed in this Plan.

Section 3.3    Payment to Participant.

(1)	The Corporation shall, as soon as possible after the grant of the Unvested Shares, cause the transfer agent and registrar of the Shares either to:

(a)	deliver to the Participant a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant shall then be entitled to receive; or

(b)
in the case of Unvested Shares issued in uncertificated form, cause the issuance of the aggregate number of Unvested Shares as the Participant shall then be entitled to receive to be evidenced by a book position on the register of the shareholders of the Corporation maintained by the transfer agent and registrar of the Shares.

(2)
Each certificate representing Unvested Shares shall bear the following legend, as amended to reflect the restrictions and/or vesting conditions placed upon the Shares as the Board may determine at the time of grant:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS IN ACCORDANCE WITH THE CORPORATION’S OMNIBUS INCENTIVE PLAN DATED MARCH 13, 2017 AND AN UNVESTED SHARE AGREEMENT DATED ●. THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNTIL ●.

(3)	Unless the Board shall otherwise determine,

(a)
uncertificated Unvested Shares shall be accompanied by a notation on the records of the Corporation or the transfer agent to the effect that they are subject to forfeiture until such Unvested Shares are vested as provided in Section 3.3(4) below; and

(b)
certificated Unvested Shares shall remain in the possession of the Corporation until such Unvested Shares have vested as provided in Section 3.3(4) below, and the Participant shall be required, as a condition of the grant of such Unvested Shares, to deliver to the Corporation such instruments of transfer as the Board may prescribe.

(4)
The Board, at the time of grant, shall specify the date or dates and/or the restrictions and vesting conditions on which the nontransferability of the Unvested Shares and the Corporation’s right of repurchase or forfeiture shall lapse. Subsequent to such date, or dates and/or the attainment of the restrictions and vesting conditions, the Unvested Shares on for which all restrictions have lapsed shall no longer be Unvested Shares and shall be deemed “vested”.

Section 3.4    Unvested Share Agreements.
The terms of the Unvested Shares shall be evidenced by Unvested Share Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan, as the Board may from time to time determine. The Unvested Share Agreement shall contain such terms that may be considered necessary in order that the Unvested Shares will comply with any provisions respecting restricted securities in the income tax or other laws in force in any country or jurisdiction of which a Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation, including applicable securities laws.

ARTICLE 4
OPTIONS

Section 4.1    Nature of Options.
An Option is an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, but subject to the provisions hereof. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with an Option.

Section 4.2    Option Awards.
Subject to the provisions set forth in this Plan and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Options under the Plan, (ii) fix the number of Options, if any, to be granted to each Eligible Participant and the date or dates on which such Options shall be granted, (iii) determine the price per Share to be payable upon the exercise of each such Option (the “Option Price”) and the relevant vesting provisions (including Performance Criteria, if applicable) and the Option Term, the whole subject to the terms and conditions prescribed in this Plan or in any Option Agreement, and any applicable rules of a Stock Exchange.

Section 4.3    Option Price.
The Option Price for Shares that are the subject of any Option shall be determined and approved by the Board when such Option is granted, but shall not be less than the Market Value of such Shares at the time of the grant.

Section 4.4    Option Term.

(1)
The Board shall determine, at the time of granting the particular Option, the period during which the Option is exercisable, which shall not be more than ten (10) years from the date the Option is granted (“Option Term”). Unless otherwise determined by the Board, all unexercised Options shall be cancelled at the expiry of such Options.

(2)
Should the expiration date for an Option fall within a Black-Out Period or within nine (9) Business Days following the expiration of a Black-Out Period, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Business Day after the end of the Black-Out Period, such tenth (10th) Business Day to be considered the expiration date for such Option for all purposes under the Plan. Notwithstanding Section 9.3 hereof, the ten (10) Business Day-period referred to in this Section 4.4(2) may not be extended by the Board.

Section 4.5    Exercise of Options.
Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board at the time of granting the particular Option, may determine in its sole discretion. For greater certainty, any exercise of Options by a Participant shall be made in accordance with the Corporation’s insider trading policy.
Section 4.6    Method of Exercise and Payment of Purchase Price.

(1)
Subject to the provisions of the Plan, an Option granted under the Plan shall be exercisable (from time to time as provided in Section 4.5 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering a fully completed Exercise Notice to the Corporation at its registered office to the attention of the Corporate Secretary of the Corporation (or the individual that the Corporate Secretary of the Corporation may from time to time designate) or give notice in such other manner as the Corporation may from time to time designate, which notice shall specify the number of Shares in respect of which the Option is being exercised and shall be accompanied by full payment, by cash, certified cheque, bank draft or any other form of payment deemed acceptable by the Board of the purchase price for the number of Shares specified therein and, if required by Section 10.2, the amount necessary to satisfy any taxes.

(2)
Upon the exercise, the Corporation shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares either to:

(a)
deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice; or

(b)
in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares.

Section 4.7    Option Agreements.
Options shall be evidenced by an Option Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine. The Option Agreement shall contain such terms that may be considered necessary in order that the Option will comply with any provisions respecting options in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

ARTICLE 5
RESTRICTED SHARE UNITS
Section 5.1    Nature of RSUs.
An RSU is an Award that, upon settlement, entitles the recipient Participant to acquire Shares at such purchase price (which may be zero) as determined by the Board, or to receive the Cash Equivalent or a combination thereof, as the case may be, pursuant and subject to such restrictions and conditions as the Board may determine at the time of grant, unless such RSU expires prior to being settled. Conditions may, without limitation, be based on continuing employment (or other service relationship) and/or achievement of Performance Criteria.

Section 5.2    RSU Awards.

(1)
Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive RSUs under the Plan, (ii) fix the number of RSUs, if any, to be granted to each Eligible Participant and the date or dates on which such RSUs shall be granted, (iii) determine the relevant conditions and vesting provisions (including the applicable Performance Period and Performance Criteria, if any) and the Restriction Period of such RSUs, and (iv) any other terms and conditions applicable to the granted RSUs, which need not be identical and which, without limitation, may include non-competition provisions, the whole subject to the terms and conditions prescribed in this Plan and in any RSU Agreement.

(2)
In making such determination, the Board shall consider the timing of crediting RSUs to the Participant’s Account and the vesting requirements applicable to such RSUs to ensure that the crediting of the RSUs to the Participant’s Account and the vesting requirements are not considered a “salary deferral arrangement” for purposes of the Tax Act and any applicable provincial legislation.

(3)
Subject to the vesting and other conditions and provisions herein set forth and in the RSU Agreement, each RSU awarded to a Participant shall entitle the Participant to receive one Share, the Cash Equivalent or a combination thereof as soon as possible upon confirmation by the Board that the vesting conditions (including the Performance Criteria, if any) have been met and no later than the last day of the Restriction Period.

Section 5.3    Restriction Period.
The applicable restriction period in respect of a particular RSU shall be determined by the Board but in all cases shall end no later than December 31 of the calendar year which is three (3) years after the calendar year in which the performance of services, for which RSU is granted, occurred (“Restriction Period”). Unless otherwise determined by the Board, all unvested RSUs shall be cancelled on the RSU Vesting Determination Date (as such term is defined in Section 5.4) and, in any event, no later than the last day of the Restriction Period.

Section 5.4    RSU Vesting Determination Date.
The vesting determination date means the date on which the Board determines if the Performance Criteria and/or other vesting conditions with respect to an RSU have been met (the “RSU Vesting Determination Date”), and as a result, establishes the number of RSUs that become vested, if any. For greater certainty, the RSU Vesting Determination Date must fall after the end of the Performance Period, if any, but no later than the last day of the Restriction Period.

Section 5.5    Settlement of RSUs.

(1)
Except as otherwise provided in the RSU Agreement, all of the vested RSUs covered by a particular grant may be settled within five (5) Business Days following their RSU Vesting Determination Date but no later than the end of the Restriction Period (the “RSU Settlement Date”).

(2)
Settlement of RSUs shall take place promptly following the RSU Settlement Date, and no later than the end of the Restriction Period, and take the form determined by the Board, in its sole discretion. Settlement of RSUs shall take place through:

(a)	in the case of settlement of RSUs for their Cash Equivalent, delivery of a cheque to the Participant representing the Cash Equivalent;

(b)	in the case of settlement of RSUs for Shares:

(i)
delivery to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) of a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive (unless the Participant intends to simultaneously dispose of any such Shares); or

(ii)
in the case of Shares issued in uncertificated form, issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares; or

(c)	in the case of settlement of the RSUs for a combination of Shares and the Cash Equivalent, a combination of (a) and (b) above.

Section 5.6    Determination of Amounts.

(1)
For purposes of determining the Cash Equivalent of RSUs to be made pursuant to Section 5.5, such calculation will be made on the RSU Settlement Date based on the Market Value on the RSU Settlement Date multiplied by the number of vested RSUs in the Participant’s Account to settle in cash.

(2)
For the purposes of determining the number of Shares to be issued or delivered to a Participant upon settlement of RSUs pursuant to Section 5.5, such calculation will be made on the RSU Settlement Date based on the whole number of Shares equal to the whole number of vested RSUs then recorded in the Participant’s Account to settle in Shares.

Section 5.7    RSU Agreements.
RSUs shall be evidenced by an RSU Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine. The RSU Agreement shall contain such terms that may be considered necessary in order that the RSU will comply with any provisions respecting restricted share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

Section 5.8    Award of Dividend Equivalents.
Dividend Equivalents may, as determined by the Board in its sole discretion, be awarded in respect of unvested RSUs in a Participant’s Account on the same basis as cash dividends declared and paid on Shares as if the Participant was a shareholder of record of Shares on the relevant record date. Dividend Equivalents, if any, will be credited to the Participant’s Account in additional RSUs, the number of which shall be equal to a fraction where the numerator is the product of (i) the number of RSUs in such Participant’s Account on the date that dividends are paid multiplied by (ii) the dividend paid per Share and the denominator of which is the Market Value of one Share calculated on the date that dividends are paid. Any additional RSUs credited to a Participant’s Account as a Dividend Equivalent pursuant to this Section 5.8 shall have an RSU vesting Determination Date which is the same as the RSU vesting Determination Date for the RSUs in respect of which such additional RSUs are credited.
In the event that the Participant’s applicable RSUs do not vest, all Dividend Equivalents, if any, associated with such RSUs will be forfeited by the Participant and returned to the Corporation’s account.

ARTICLE 6
SHARE APPRECIATION RIGHTS

Section 6.1    Nature of SARs.
A SAR is an Award entitling the recipient to receive Shares having a value equal to the excess of the Market Value of the Shares on the date of exercise over the SAR Price, which price shall not be less than 100% of the Market Value of the Share on the date of grant multiplied by the number of Shares with respect to which the SAR shall have been exercised. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with a SAR.

Section 6.2    SAR Awards.
Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive SAR Awards under the Plan, (ii) fix the number of SAR Awards to be granted to each Eligible Participant and the date or dates on which such SAR Awards shall be granted, and (iii) determine the price per Share to be payable upon the vesting of each such SAR (the “SAR Price”) and the relevant conditions and vesting provisions (including the applicable Performance Period and Performance Criteria, if any) and the SAR Term, the whole subject to the terms and conditions prescribed in this Plan and in any SAR Agreement.

Section 6.3    SAR Price.
The SAR Price for the Shares that are the subject of any SAR shall be fixed by the Board when such SAR is granted, but shall not be less than the Market Value of such Shares at the time of the grant.

Section 6.4    SAR Term.

(1)
The Board shall determine, at the time of granting the particular SAR, the period during which the SAR is exercisable, which shall not be more than ten (10) years from the date the SAR is granted (“SAR Term”) and the vesting schedule of such SAR, which will be detailed in the respective SAR Agreement. Unless otherwise determined by the Board, all unexercised SARs shall be cancelled at the expiry of such SAR.

(2)
Should the expiration date for a SAR fall within a Black-Out Period or within nine (9) Business Days following the expiration of a Black-Out Period, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Business Day after the end of the Black-Out Period, such tenth (10th) Business Day to be considered the expiration date for such SAR for all purposes under the Plan. Notwithstanding Section 9.3 hereof, the ten (10) Business Day-period referred to in this Section 6.4 may not be extended by the Board.

Section 6.5    Exercise of SARs.
Prior to its expiration or earlier termination in accordance with the Plan, each SAR shall be exercisable at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board at the time of granting the particular SAR, may determine in its sole discretion. For greater certainty, any exercise of SARs by a Participant shall be made in accordance with the Corporation’s insider trading policy.

Section 6.6    Method of Exercise.

(1)
Subject to the provisions of the Plan, a SAR granted under the Plan shall be exercisable (from time to time as provided in Section 6.5 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering a fully completed Exercise Notice to the Corporation at its registered office to the attention of the Corporate Secretary of the Corporation (or to the individual that the Corporate Secretary of the Corporation may from time to time designate) or give notice in such other manner as the Corporation may from time to time designate, no less than three (3) Business Days in advance of the effective date of the proposed exercise, which notice shall specify the number of Shares with respect to which the SAR is being exercised and the effective date of the proposed exercise.

(2)
The exercise of a SAR with respect to any number of Shares shall entitle the Participant to receive, from the Corporation, a number of Shares having an aggregate Market Value equal to the excess of the Market Value of a Share on the effective date of such exercise over the per share SAR Price.

(3)
Upon the exercise, the Corporation shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares to either:

(a)
deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive (unless the Participant intends to simultaneously dispose of any such Shares); or

(b)
in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares.

Section 6.7    SAR Agreements.
SARs shall be evidenced by a SAR Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine. The SAR Agreement shall contain such terms that may be considered necessary in order that the SAR will comply with any provisions respecting stock appreciation rights in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

ARTICLE 7
GENERAL CONDITIONS

Section 7.1    General Conditions Applicable to Awards.
Each Award, as applicable, shall be subject to the following conditions:

(1)
Vesting Period. Each Award granted hereunder shall vest in accordance with the terms of the Grant Agreement entered into in respect of such Award. The Board has the right to accelerate the date upon which any Award becomes exercisable notwithstanding the vesting schedule set forth for such Award, regardless of any adverse or potentially adverse tax consequence resulting from such acceleration.

(2)
Employment. Notwithstanding any express or implied term of this Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee by the Corporation or a Subsidiary to the Participant of employment or another service relationship with the Corporation or a Subsidiary. The granting of an Award to a Participant shall not impose upon the Corporation or a Subsidiary any obligation to retain the Participant in its employ or service in any capacity. Nothing contained in this Plan or in any Award granted under this Plan shall interfere in any way with the rights of the Corporation or any of its Affiliates in connection with the employment, retention or termination of any such Participant. The loss of existing or potential profit in Shares underlying Awards granted under this Plan shall not constitute an element of damages in the event of termination of a Participant’s employment or service in any office or otherwise.

(3)
Grant of Awards. Eligibility to participate in this Plan does not confer upon any Eligible Participant any right to be granted Awards pursuant to this Plan. Granting Awards to any Eligible Participant does not confer upon any Eligible Participant the right to receive nor preclude such Eligible Participant from receiving any additional Awards at any time. The extent to which any Eligible Participant is entitled to be granted Awards pursuant to this Plan will be determined in the sole discretion of the Board. Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Participant’s relationship or employment with the Corporation or any Subsidiary.

(4)
Rights as a Shareholder. Neither the Participant nor such Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by such Participant’s Awards by reason of the grant of such Award until such Award has been duly exercised, as applicable, and settled and Shares have been issued in respect thereof. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such Shares have been issued.

(5)
Conformity to Plan. In the event that an Award is granted or a Grant Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan.

(6)
Transferrable Awards. Except as specifically provided in a Grant Agreement approved by the Board, each Award granted under the Plan is personal to the Participant and shall not be assignable or transferable by the Participant, whether voluntarily or by operation of law, except by will or by the laws of succession of the domicile of the deceased Participant. No Award granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of on pain of nullity.

(7)
Participant’s Entitlement. Except as otherwise provided in this Plan or unless the Board permits otherwise, upon any Subsidiary of the Corporation ceasing to be a Subsidiary of the Corporation, Awards previously granted under this Plan that, at the time of such change, are held by a Person who is a director, executive officer, employee or consultant of such Subsidiary of the Corporation and not of the Corporation itself, whether or not then exercisable, shall automatically terminate on the date of such change.

Section 7.2    General Conditions Applicable to Options and SARs.
Each Option or SAR, as applicable, shall be subject to the following conditions:

(1)
Termination for Cause. Upon a Participant ceasing to be an Eligible Participant for Cause, any vested or unvested Option or SAR granted to such Participant shall terminate automatically and become void immediately. For the purposes of the Plan, the determination by the Corporation that the Participant was discharged for Cause shall be binding on the Participant. “Cause” shall include, among other things, gross misconduct, theft, fraud, breach of confidentiality or breach of the Corporation’s codes of conduct and any other reason determined by the Corporation to be cause for termination.

(2)
Termination not for Cause. Upon a Participant ceasing to be an Eligible Participant as a result of his or her employment or service relationship with the Corporation or a Subsidiary being terminated without Cause, (i) any unvested Option or SAR granted to such Participant shall terminate and become void immediately and (ii) any vested Option or SAR granted to such Participant may be exercised by such Participant as the rights to exercise accrue. Unless otherwise determined by the Board, in its sole discretion, such Option or SAR shall only be exercisable within the earlier of thirty (30) days after the Termination Date, or the expiry date of the Award set forth in the Grant Agreement.

(3)
Resignation. Upon a Participant ceasing to be an Eligible Participant as a result of his or her resignation from the Corporation or a Subsidiary, (i) each unvested Option or SAR granted to such Participant shall terminate and become void immediately upon resignation and (ii) each exercisable Option or SAR granted to such Participant will cease to be exercisable on the earlier of the thirty (30) days following the Termination Date and the expiry date of the Award set forth in the Grant Agreement.

(4)
Permanent Disability/Retirement. Upon a Participant ceasing to be an Eligible Participant by reason of retirement or permanent disability, (i) any unvested Option or SAR shall terminate and become void immediately, and (ii) any vested Option or SAR shall remain exercisable for a period of ninety (90) days from the date of retirement or the date on which the Participant ceases his or her employment or service relationship with the Corporation or any Subsidiary by reason of permanent disability, but not later than the expiry date of the Award set forth in the Grant Agreement, and thereafter any such Option or SAR shall expire.

(5)
Death. Upon a Participant ceasing to be an Eligible Participant by reason of death, any vested Option or SAR granted to such Participant may be exercised by the liquidator, executor or administrator, as the case may be, of the estate of the Participant for that number of Shares only which such Participant was entitled to acquire under the respective Options or SARs (the “Vested Awards”) hereof on the date of such Participant’s death. Such Vested Awards shall only be exercisable within one (1) year after the Participant’s death or prior to the expiration of the original term of the Options or SARs whichever occurs earlier. Subj ect to the terms of the applicable Grant Agreement, any Options or SAR that would have vested within twelve (12) months following such Participant’s death shall be deemed to have vested on such date, and all other Options or SARs will be cancelled on the date of such Participant’s death.

(6)
Leave of Absence. Upon a Participant electing a voluntary leave of absence of more than twelve (12) months, including maternity and paternity leaves, the Board may determine, at its sole discretion but subject to applicable laws, that such Participant’s participation in the Plan shall be terminated, provided that all vested Options or SARs in the Participant’s Account shall remain outstanding and in effect until the applicable exercise date, or an earlier date determined by the Board at its sole discretion.

Section 7.3    General Conditions Applicable to RSUs.
Each RSU shall be subject to the following conditions:

(1)
Termination for Cause and Resignation. Upon a Participant ceasing to be an Eligible Participant for Cause or as a result of his or her resignation from the Corporation or a Subsidiary, the Participant’s participation in the Plan shall be terminated immediately, all RSUs credited to such Participant’s Account that have not vested shall be forfeited and cancelled, and the Participant’s rights to Shares or Cash Equivalent or a combination thereof that relate to such Participant’s unvested RSUs shall be forfeited and cancelled on the Termination Date.

(2)
Death, Leave of Absence or Cessation of Employment or Service Relationship. Except as otherwise determined by the Board from time to time, at its sole discretion, upon a Participant electing a voluntary leave of absence of more than twelve (12) months, including maternity and paternity leaves, or upon a Participant ceasing to be Eligible Participant as a result of (i) death, (ii) retirement, (iii) his or her employment or service relationship with the Corporation or a Subsidiary being terminated by the Corporation or a Subsidiary for reasons other than for Cause, (iv) his or her employment or service relationship with the Corporation or a Subsidiary being terminated by reason of injury or disability or (v) becoming eligible to receive long-term disability benefits, the Participant’s participation in the Plan shall be terminated immediately (provided that, for the Participant becoming eligible to receive long-term disability benefits, such termination shall occur on the Eligibility Date), provided that all unvested RSUs in the Participant’s Account as of such date relating to a Restriction Period in progress shall remain outstanding and in effect until the applicable RSU Vesting Determination Date, and

(a)
If, on the RSU Vesting Determination Date, the Board determines that the vesting conditions were not met for such RSUs, then all unvested RSUs credited to such Participant’s Account shall be forfeited and cancelled and the Participant’s rights to Shares or Cash Equivalent or a combination thereof that relate to such unvested RSUs shall be forfeited and cancelled; and

(b)
If, on the RSU Vesting Determination Date, the Board determines that the vesting conditions were met for such RSUs, the Participant shall be entitled to receive pursuant to Section 5.5 that number of Shares or Cash Equivalent or a combination thereof equal to the number of RSUs outstanding in the Participant’s Account in respect of such Restriction Period multiplied by a fraction, the numerator of which shall be the number of completed months of service of the Participant with the Corporation or a Subsidiary during the applicable Restriction Period as of the date of the Participant’s death, retirement, termination or Eligibility Date and the denominator of which shall be equal to the total number of months included in the applicable Restriction Period (which calculation shall be made on the applicable RSU Vesting Determination Date) and the Corporation shall distribute such number of Shares or Cash Equivalent or a combination thereof to the Participant or the liquidator, executor or administrator, as the case may be, of the estate of the Participant, as soon as practicable thereafter, but no later than the end of the Restriction Period, the Corporation shall debit the corresponding number of RSUs from the Account of such Participant’s or such deceased Participants’, as the case may be, and the Participant’s rights to all other Shares or Cash Equivalent or a combination thereof that relate to such Participant’s RSUs shall be forfeited and cancelled;

provided that, notwithstanding the foregoing, upon a Participant ceasing to be an Eligible Participant by reason of retirement, this Section 7.3(2) shall not apply to a Participant in the event such Participant, directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, carries on or becomes employed by, engaged in or otherwise commercially involved in, any activity or business in the apparel industry including the outerwear and luxury segments of such industry prior to the applicable RSU Vesting Determination Date. In such event, Section 7.3(1) shall apply to such Participant. Except as expressly provided for in an RSU Agreement, none of the foregoing provisions of this Section 7.3(2), shall apply to a U.S. Resident.

(3)
General. For greater certainty, where (i) a Participant’s employment or service relationship with the Corporation or a Subsidiary is terminated pursuant to Section 7.3(1) or Section 7.3(2) hereof or (ii) a Participant elects for a voluntary leave of absence pursuant to Section 7.3(2) hereof following the satisfaction of all vesting conditions in respect of particular RSUs but before receipt of the corresponding distribution or payment in respect of such RSUs, the Participant shall remain entitled to such distribution or payment.

Section 7.4    General Conditions Applicable to Unvested Shares.
Upon a Participant ceasing to be an Eligible Participant for any reason, any Unvested Shares that have not vested at such time shall automatically and without any requirement of notice to such Participant, or other action by or on behalf of the Corporation, be deemed to have been reacquired by the Corporation from such Participant, and thereafter shall cease to represent any ownership in the Corporation by the Participant or rights of the Participant as a shareholder of the Corporation. Following such deemed reacquisition, the Participant shall surrender any certificates representing Unvested Shares in such Participant’s possession to the Corporation upon request without consideration.

ARTICLE 8
COMPLIANCE WITH U.S. TAX LAWS

Section 8.1    Compliance with Section 162(m) and Other Limits.

(1)
To the extent the Board determines that compliance with the Performance Based Exception is desirable with respect to an Award to a Participant who is a U.S. Resident, Section 8.1 and Section 8.2 shall apply and the Board shall establish the Performance Criteria within the time period required under Section 162(m) and the grant, vesting or payment, as the case may be, of the Award will be conditioned upon the satisfaction of the Performance Criteria as certified by the Board. The preceding sentence will not apply to an Award eligible (as determined by the Board) for exemption from the limitations of Section 162(m) by reason of the post-initial public offering transition relief in Section 1.162-27(f) of the Treasury Regulations. The Board may, subject to the terms of the Plan, amend a previously granted performance Award or take any other action that disqualifies such Award from the performance-based compensation exception under Section 162(m).

(2)
In the event that changes are made to Section 162(m) to permit flexibility with respect to any Awards available under the Plan, the Board may, subject to this Section 8.1, make any adjustments to such Awards as it deems appropriate.

(3)
The Board shall designate the Participants who are U.S. Residents to be granted Awards intended to satisfy the Performance Based Exception. For Awards with a Performance Period based on a year, or a period lasting longer than a year, such designation shall occur within the first ninety (90) days of such year or Performance Period, as applicable. For Awards with a Performance Period lasting less than a year, such designation shall occur on or prior to the date that is no later than twenty-five percent (25%) through the duration of the relevant Performance Period. The opportunity to be granted an Award intended to satisfy the Performance Based Exception shall be evidenced by a Grant Agreement in such form as the Board may approve.

(4)
With respect to Awards intended to satisfy the Performance Based Exception, the Board shall establish Performance Criteria for the applicable Performance Period (which may be the same or different for some or all Eligible Participants who are U.S. Residents) and may establish the threshold, target and/or maximum incentive opportunity or vesting provisions for each Participant for the attainment of specified threshold, target and/or maximum Performance Criteria. Performance Criteria, incentive opportunities and vesting provisions shall be set forth in the applicable Grant Agreement, and may be weighted for different factors and measures as the Board may determine.

(5)
Prior to the payment of cash or delivery of Shares in connection with any Award that is intended to satisfy the Performance Based Exception, the Board shall determine and certify in writing the degree of attainment of Performance Criteria. The Board reserves the discretion to reduce (but not below zero) the amount of an individual’s payment or Share entitlement below the amount that might otherwise be due based on the degree of attainment of Performance Criteria. The determination of the Board to reduce (or not to pay) an individual shall not affect the maximum amount payable to any other individual. No amount shall be payable in respect of an Award intended to qualify for the Performance Based Exception unless at least the established Performance Criteria (if any) is attained.

(6)
Notwithstanding the foregoing in this Section 8.1, to the extent the Board determines that compliance with the Performance Based Exception is desirable with respect to an Award, then (a) to the extent the Board administers the Plan, the Plan shall be administered by only those directors of the Corporation who are “Independent” and (b) no Participant shall receive any payment under the Plan unless the Board has certified, by resolution or other appropriate action in writing, that the Performance Criteria and any other material terms previously established by the Board or set forth in the Plan, have been satisfied to the extent necessary to qualify as “qualified performance based compensation” under Section 162(m). For purposes of qualifying any Award hereunder as exempt from Section 162(m), “Independent”, when referring to the members of the Board shall mean meeting the requirements to qualify as an “outside director” under Section 1. 1 62-27(e)(3) of the Treasury Regulations.

Section 8.2    Performance Based Exception Under Section 162(m).

(1)
Subject to Section 8.2(4), unless and until the Board proposes for a stockholders vote and stockholders approve a change in the general Performance Criteria, for Awards (other than Options and SARs) designed to qualify for the Performance Based Exception, the objective Performance Criteria shall be based upon one or more of the performance measures set forth in the definition of “Performance Criteria” set forth in Section 1.1.

(2)
For Awards intended to comply with the Performance Based Exception, the Board shall set the Performance Criteria within the time period prescribed by Section 162(m). The levels of performance required with respect to Performance Criteria may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Criteria may differ for Awards to different Participants. The Board shall specify the weighting (which may be the same or different for multiple objectives) to be given to each Performance Criteria for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Performance Criteria may apply to the Participant, a department, unit, division or function within the Corporation or any one or more Affiliates or the Corporation as a whole; and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

(3)
The Board shall have the discretion to adjust the determinations of the degree of attainment of the pre-established Performance Criteria; provided that Awards which are designed to qualify for the Performance Based Exception may not (unless the Board determines to amend the Award so that it no longer qualified for the Performance Based Exception) be adjusted upward (the Board shall retain the discretion to adjust such Awards downward). To the extent consistent with the requirements for satisfying the Performance Based Exception under Section 162(m), the Board, or a committee of the Board that satisfies the requirements of Section 1.162-27(e)(3) of the Treasury Regulations, may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to an Award will be adjusted in an objectively determinable manner to reflect event (such as, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by generally accepted accounting principles) occurring during the Performance Period of such Award that affect the applicable Performance Criteria. The Board may not, unless the Board determines to amend the Award so that it no longer qualifies for the Performance Based Exception, delegate any responsibility with respect to Awards intended to qualify for the Performance Based Exception; provided, however, that the Board may delegate such responsibility to a committee of the Board that satisfies the requirements of Section 1.162-27(e)(3). All determinations by the Board or such committee as to the achievement of the Performance Criteria shall be in writing prior to payment of the Award.

(4)
In the event that applicable laws, rules or regulations change to permit the Board discretion to alter the governing Performance Criteria without obtaining stockholder approval of such changes, and still qualify for the Performance Based Exception, the Board shall have sole discretion to make such changes without obtaining stockholder approval.

Section 8.3    Incentive Stock Options.
Each Option granted to a U.S. Resident shall be designated in the Grant Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Any Option designated as an Incentive Stock Option: (a) shall be granted only to a Participant who is an employee of the Corporation or Subsidiary; (b) in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns shares of the Corporation representing more than ten percent (10%) of the voting power of all classes of shares of the Corporation or any parent or subsidiary, shall be granted with an Option Price that is not less than one hundred ten percent (110%) of the Market Value of a Share on the date of grant; (c) shall not have an aggregate Market Value (determined for each Incentive Stock Option at the date of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under the Plan and any other employee stock option plan of the Corporation or any parent or subsidiary), determined in accordance with the provisions of Section 422 of the Code, that exceeds $100,000; and (d) shall have a term not exceeding ten (10) years from the date of grant or such shorter term as may be provided in the Grant Agreement and, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns shares of the Corporation representing more than ten percent (10%) of the voting power of all classes of shares of the Corporation or any parent or subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Grant Agreement. No Incentive Stock Options may be granted under the Plan after the tenth (10th) anniversary of the earlier of the effective date of the Plan or the date the Plan was approved by the Board.

Section 8.4    Section 409A.

(1)
Without limiting the generality of this Section 8.4, each Award will contain such terms as the Board determines, and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(2)
Notwithstanding Section 8.1 and Section 8.2 of this Plan or any other provision of this Plan or any Grant Agreement to the contrary, the Board may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of the Award, if the Board determines that such amendment, modification or termination is necessary or advisable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(3)
If a Participant is deemed on the date of the Participant’s termination of employment or other service relationship with the Corporation or a Subsidiary to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 8.4(3) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first Business Day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Grant Agreement.

(4)	For purposes of Section 409A, each payment made under this Plan will be treated as a separate payment.

ARTICLE 9
ADJUSTMENTS AND AMENDMENTS

Section 9.1    Adjustment to Shares Subject to Outstanding Awards.
At any time after the grant of an Award to a Participant and prior to the expiration of the term of such Award or the forfeiture or cancellation of such Award, in the event of (i) any subdivision of the Shares into a greater number of Shares, (ii) any consolidation of Shares into a lesser number of Shares, (iii) any reclassification, reorganization or other change affecting the Shares, (iv) any merger, amalgamation or consolidation of the Corporation with or into another corporation, or (iv) any distribution to all holders of Shares or other securities in the capital of the Corporation, of cash, evidences of indebtedness or other assets of the Corporation (excluding an ordinary course dividend in cash or shares, but including for greater certainty shares or equity interests in a subsidiary or business unit of the Corporation or one of its subsidiaries or cash proceeds of the disposition of such a subsidiary or business unit) or any transaction or change having a similar effect, then the Board shall in its sole discretion, subject to the required approval of any Stock Exchange, determine the appropriate adjustments or substitutions to be made in such circumstances in order to maintain the economic rights of the Participant in respect of such Award in connection with such occurrence or change, including, without limitation:

(a)	adjustments to the exercise price of such Award without any change in the total price applicable to the unexercised portion of the Award;

(b)	adjustments to the number of Shares to which the Participant is entitled upon exercise of such Award;

(c)	adjustments permitting the immediate exercise of any outstanding Awards that are not otherwise exercisable; or

(d)	adjustments to the number of kind of Shares reserved for issuance pursuant to the Plan.

Section 9.2    Change of Control.
Notwithstanding anything else to the contrary herein, in the event of a potential Change of Control, the Board shall have the power, in its sole discretion, to modify the terms of this Plan and/or the Awards (including, for greater certainty, to cause the vesting of all unvested Awards) to assist the Participants to tender into a take-over bid or participating in any other transaction leading to a Change of Control. For greater certainty, in the event of a take-over bid or any other transaction leading to a Change of Control, the Board shall have the power, in its sole discretion, to (i) provide that any or all Awards shall thereupon terminate, provided that any such outstanding Awards that have vested shall remain exercisable until consummation of such Change of Control, and (ii) permit Participants to conditionally exercise their Options and SARs, such conditional exercise to be conditional upon the take-up by such offeror of the Shares or other securities tendered to such take-over bid in accordance with the terms of such take-over bid (or the effectiveness of such other transaction leading to a Change of Control). If, however, the potential Change of Control referred to in this Section 9.2 is not completed within the time specified therein (as the same may be extended), then notwithstanding this Section 9.2 or the definition of “Change of

Control”: (i) any conditional exercise of vested Options and/or SARs shall be deemed to be null, void and of no effect, and such conditionally exercised Awards shall for all purposes be deemed not to have been exercised, (ii) Shares which were issued pursuant to exercise of Options and/or SARs which vested pursuant to this Section 9.2 shall be returned by the Participant to the Corporation and reinstated as authorized but unissued Shares, and (iii) the original terms applicable to Awards which vested pursuant to this Section 9.2 shall be reinstated.

Section 9.3    Amendment or Discontinuance of the Plan.

(1)
The Board may suspend or terminate the Plan at any time, or from time to time amend or revise the terms of the Plan or any granted Award without the consent of the Participants provided that such suspension, termination, amendment or revision shall:

(a)	not adversely alter or impair the rights of any Participant, without the consent of such Participant except as permitted by the provisions of the Plan;

(b)
be in compliance with applicable law and with the prior approval, if required, of the shareholders of the Corporation, the TSX, the NYSE or any other regulatory body having authority over the Corporation; and

(c)
be subject to shareholder approval, where required by law or the requirements of the TSX and the NYSE, provided that the Board may, from time to time, in its absolute discretion and without approval of the shareholders of the Corporation make the following amendments to this Plan:

(i)	any amendment to the vesting provision, if applicable, or assignability provisions of the Awards;

(ii)	any amendment to the expiration date of an Award that does not extend the terms of the Award past the original date of expiration of such Award;

(iii)	any amendment regarding the effect of termination of a Participant’s employment or engagement;

(iv)	any amendment which accelerates the date on which any Option or SAR may be exercised under the Plan;

(v)	any amendment to the definition of an Eligible Participant under the Plan;

(vi)	any amendment necessary to comply with applicable law or the requirements of the TSX, the NYSE or any other regulatory body;

(vii)
any amendment of a “housekeeping” nature, including to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan;

(viii)	any amendment regarding the administration of the Plan;

(ix)
any amendment to add provisions permitting the grant of Awards settled otherwise than with Shares issued from treasury, a form of financial assistance or clawback, and any amendment to a provision permitting the grant of Awards settled otherwise than with Shares issued from treasury, a form of financial assistance or clawback which is adopted; and

(x)	any other amendment that does not require the approval of the shareholders of the Corporation under Section 9.3 (2).

(2)	Notwithstanding Section 9.3(1), the Board shall be required to obtain shareholder approval to make the following amendments:

(a)	any increase to the maximum number of Shares issuable under the Plan, except in the event of an adjustment pursuant to Article 9;

(b)
except in the case of an adjustment pursuant to Article 9, any amendment which reduces the exercise price of an Option or SAR or any cancellation of an Option or SAR and replacement of such Option or SAR with an Option or SAR with a lower exercise price, to the extent such reduction or replacement benefits an Insider;

(c)	any amendment which extends the expiry date of any Award, or the Restriction Period of any RSU beyond the original expiry date or Restriction Period to the extent such amendment benefits an Insider;

(d)
any amendment which increases the maximum number of Shares that may be (i) issuable to Insiders at any time; or (ii) issued to Insiders under the Plan and any other proposed or established Share Compensation Arrangement in a one-year period, except in case of an adjustment pursuant to Article 9; and

(e)	any amendment to the amendment provisions of the Plan;
provided that Shares held directly or indirectly by Insiders benefiting from the amendments shall be excluded when obtaining such shareholder approval.

(3)
The Board may, by resolution, advance the date on which any Award may be exercised or payable or, subject to applicable regulatory provisions, including any rules of a Stock Exchange or shareholder approval requirements of Section 409A, extend the expiration date of any Award, in the manner to be set forth in such resolution provided that the period during which an Option or a SAR is exercisable or RSU is outstanding does not exceed ten (10) years from the date such Option or SAR is granted in the case of Options and SARs and three (3) years after the calendar year in which the award is granted in the case of RSUs. The Board shall not, in the event of any such advancement or extension, be under any obligation to advance or extend the date on or by which any Option or SAR may be exercised or RSU may be outstanding by any other Participant.

ARTICLE 10
MISCELLANEOUS

Section 10.1    Use of an Administrative Agent and Trustee.
The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent or trustee to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion. The Corporation and the administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

Section 10.2    Tax Withholding.

(1)
Notwithstanding any other provision of this Plan, all distributions, delivery of Shares or payments to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) under the Plan shall be made net of applicable taxes and source deductions. If the event giving rise to the withholding obligation involves an issuance or delivery of Shares, then, the withholding obligation may be satisfied by (a) having the Participant elect to have the appropriate number of such Shares sold by the Corporation, the Corporation’s transfer agent and registrar or any trustee appointed by the Corporation pursuant to Section 10.1 hereof, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale being delivered to the Corporation, which will in turn remit such amounts to the appropriate governmental authorities, or (b) any other mechanism as may be required or appropriate to conform with local tax and other rules.

(2)
Notwithstanding Section 10.2(1), the applicable tax withholdings may be waived where a Participant other than a U.S. Resident directs in writing that a payment be made directly to the Participant’s registered retirement savings plan in circumstances to which subsection 100(3) of the regulations made under the Tax Act apply.

Section 10.3    Clawback.
Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Corporation pursuant to any such law, government regulation or stock exchange listing requirement). Without limiting the generality of the foregoing, the Board may provide in any case that outstanding Awards (whether or not vested or exercisable) and the proceeds from the exercise or disposition of Awards or Shares acquired under Awards will be subject to forfeiture and disgorgement to the Corporation, with interest and other related earnings, if the Participant to whom the Award was granted violates (i) a non-competition, non-solicitation, confidentiality or other restrictive covenant by which he or she is bound, or (ii) any policy adopted by the Corporation applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan. In addition, the Board may require forfeiture and disgorgement to the Corporation of outstanding Awards and the proceeds from the exercise or disposition of Awards or Shares acquired under Awards, with interest and other related earnings, to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 1 0D of the Exchange Act, and any related policy adopted by the Corporation. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees to cooperate fully with the Board, and to cause any and all permitted transferees of the Participant to cooperate fully with the Board, to effectuate any forfeiture or disgorgement required hereunder. Neither the Board nor the Corporation nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 10.3.

Section 10.4    Securities Law Compliance.

(1)
The Plan (including any amendments to it), the terms of the grant of any Award under the Plan, the grant of any Award and exercise of any Option or SAR, and the Corporation’s obligation to sell and deliver Shares in respect of any Awards, shall be subject to all applicable federal, provincial, state and foreign laws, rules and regulations, the rules and regulations of applicable Stock Exchanges and to such approvals by any regulatory or governmental agency as may, as determined by the Corporation, be required. The Corporation shall not be obliged by any provision of the Plan or the grant of any Award hereunder to issue, sell or deliver Shares in violation of such laws, rules and regulations or any condition of such approvals.

(2)
No Awards shall be granted, and no Shares shall be issued, sold or delivered hereunder, where such grant, issue, sale or delivery would require registration of the Plan or of the Shares under the securities laws of any foreign jurisdiction (other than Canada and the United States) or the filing of any prospectus for the qualification of same thereunder, and any purported grant of any Award or purported issue or sale of Shares hereunder in violation of this provision shall be void.

(3)
The Corporation shall have no obligation to issue any Shares pursuant to this Plan unless upon official notice of issuance such Shares shall have been duly listed with a Stock Exchange. Shares issued, sold or delivered to Participants under the Plan may be subject to limitations on sale or resale under applicable securities laws.

(4)
If Shares cannot be issued to a Participant upon the exercise of an Option or a SAR due to legal or regulatory restrictions, the obligation of the Corporation to issue such Shares shall terminate and any funds paid to the Corporation in connection with the exercise of such Option or SAR will be returned to the applicable Participant as soon as practicable.

Section 10.5    Reorganization of the Corporation.
The existence of any Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, reclassification, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

Section 10.6    Quotation of Shares.
So long as the Shares are listed on one or more Stock Exchanges, the Corporation must apply to such Stock Exchange or Stock Exchanges for the listing or quotation, as applicable, of the Shares underlying the Awards granted under the Plan, however, the Corporation cannot guarantee that such Shares will be listed or quoted on any Stock Exchange.

Section 10.7    No Fractional Shares.
No fractional Shares shall be issued upon the exercise of any Option or SAR granted under the Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the exercise of such Option or SAR, or from an adjustment permitted by the terms of this Plan, such Participant shall only have the right to purchase the next lowest whole number of Shares, and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

Section 10.8    Governing Laws.
The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 10.9    Severability.
The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

Section 10.10 Effective Date of the Plan
The Plan was approved by the Board and shall take effect on March 13, 2017.

EXHIBIT A

CANADA GOOSE HOLDINGS INC.
FORM OF OPTION AGREEMENT
This option agreement (this “Option Agreement”) evidences an award of Options granted by Canada Goose Holdings Inc. (the “Corporation”) to the undersigned (the “Participant”) pursuant to and subject to the terms and conditions of the Canada Goose Holdings Inc. Omnibus Incentive Plan (the “Plan”), which is incorporated herein by reference and forms an integral part of this Option Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan. Certain provisions of the Plan are reproduced or summarized herein for your convenience; however, this Option Agreement is not comprehensive.
Section 1.1 Grant of Options

(1)	The Corporation confirms that the Participant has been granted Options under the Plan on the following basis, subject to the terms and conditions of the Plan:
Date of Grant
Number of Options
Option Price (C$)
Vesting Schedule (including Performance Criteria) Option Term
Type of Options (U.S. Participant)

(2)
Attached hereto and forming an integral part of this Option Agreement as Schedule A is a Form of Election to Exercise that the Participant may use to exercise any of his or her Options in accordance with the Plan at any time and from time to time prior to the expiry of the Option Term of such Options, subject to any vesting or other applicable conditions. Such notice shall be delivered at the Corporation’s registered office to the attention of the Corporate Secretary of the Corporation or any other individual that the Corporate Secretary of the Corporation may from time to time designate.

(3)
If the Participant has executed and become a party to a non-competition or a non-solicitation agreement with the Corporation or any of its Subsidiaries, the Participant’s rights hereunder shall be subject to the restrictive covenants and other provisions contained in that agreement. Where the Participant is determined by the Board in its sole and absolute discretion to have breached any such restrictive covenant, all outstanding Options shall terminate and be forfeited immediately; provided, however, that the foregoing will not limit the application of the provisions contained in the Plan and in this Option Agreement.

(4)
Any exercise of Options by the Participant shall be made in accordance with the Corporation’s insider trading policy. Should the expiry date of any Option Term fall within a Black-Out Period or within nine (9) Business Days following the expiration of a Black-Out Period, such expiry date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Business Day after the end of the Black-Out Period, such tenth (1 0th) Business Day to be considered the expiry date for such Options for all purposes under the Plan.

Section 1.2 Transferrable Option
Each Option granted under the Plan is personal to the Participant and shall not be assignable or transferable by the Participant, whether voluntarily or by operation of law, except by will or by the laws of succession of the domicile of the deceased Participant. No Option granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of on pain of nullity.
Section 1.3 Acknowledgments
By accepting this Option Agreement, the Participant represents, warrants and acknowledges that (i) he or she has read and understands the Plan and agrees to the terms and conditions thereof and of this Option Agreement; (ii) his or her participation in the trade and acceptance of the Options is voluntary; (iii) he or she has not been induced to participate in the Plan by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable, with the Corporation or its Affiliates; and (iv) neither the Participant nor the Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by the Participant’s Options by reason of the grant of such Options until such Options has been duly exercised and Shares have been issued in respect thereof. By accepting this Option Agreement, the Participant agrees that the Plan, this Option Agreement as well as any notice, document or instrument relating thereto be drawn up in English only. Par l’acceptation de ce contrat, le participant reconnait avoir convenu que le régime incitatif de la société, ce contrat, ainsi que tout autre avis, acte ou document s ’y rattachant soient rédigés en anglais seulement.
Section 1.4 Governing Law
This Option Agreement and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
Section 1.5 Counterparts
This Option Agreement may be executed and delivered in any number of counterparts (including by facsimile, email or other electronic means), each of which is deemed to be an original, and such counterparts together constitute one and the same agreement.
[The remainder of this page is intentionally left blank]

Accepted and agreed to this day of _________, 20___

Corporation:	CANADA GOOSE HOLDINGS INC.

By:
Name:
Title:

Participant:
Signature of Participant

Name of Participant (Please Print)

Address:

SCHEDULE A
FORM OF ELECTION TO EXERCISE OPTIONS
TO: CANADA GOOSE HOLDINGS INC. (the “Corporation”)
I, the undersigned option holder, hereby irrevocably elect to exercise Options granted by the Corporation to me pursuant to an Option Agreement dated _________, 20__ under Canada Goose Holdings Inc. Omnibus Incentive Plan (the “Plan”), for the number of Shares set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan.
I hereby elect to surrender my Options, in whole or in part, in accordance with Sections 4.6 of the Plan:

Number of Shares to be Acquired:
Option Price (per Share):	$
Aggregate Option Price:	$
Amount Enclosed:	$
and hereby tender a certified cheque, bank draft or other form of payment confirmed as acceptable by the Corporation for such aggregate exercise price, and, if applicable, all source deductions, and direct such Shares to be registered in the name of:

I hereby agree to file or cause the Corporation to file on my behalf, on a timely basis, all insider reports and other reports that I may be required to file under applicable securities laws. I understand that this request to exercise my Options is irrevocable.
DATED this __ day of______, 20__.

Signature of Option holder

Name of Option holder (Please Print)